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                                                                     Exhibit 5.2

                                 [Letterhead of]

                           CRAVATH, SWAINE & MOORE LLP
                                [New York Office]

                                                              September 27, 2004

                                  Tax Opinion

Dear Ladies and Gentlemen:

            You have requested our opinion as to certain U.S. Federal income tax consequences relating to the proposed merger (the "Merger") of DWA Acquisition Corp., a Delaware corporation ("MergerCo"), into Pacific Data Images, Inc., a California corporation ("PDI"). MergerCo is a wholly-owned direct subsidiary of Dreamworks Animation SKG, Inc., a Delaware corporation ("DWA"). The Merger is
described in the Form S-1, dated     , 2004 (the "Form S-1"), filed by DWA
with the Securities and Exchange Commission for the initial public offering of the Class A common stock of DWA (the "Class A Common Stock").

             In providing our opinion, we have examined and are relying upon (i) the Form S-1, (ii) the Separation Agreement by and among Dreamworks L.L.C.,
Dreamworks Animation L.L.C. and DWA, dated      , 2004 (the "Separation
Agreement"), (iii) the Stockholder Agreement among DWA, [Holdco LLLP], M&J K B Limited Partnership, M&J K Dream Limited Partnership, the JK Annuity Trust, the MK Annuity Trust, the Katzenberg 1994 Irrevocable Trust, DG-DW, L.P., DW Investment II, Inc., Jeffrey Katzenberg, David Geffen and Paul Allen, dated
      , 2004 (the "Vulcan Stockholder Agreement"), (iv) the Stockholder Agreement among [Holdco LLLP], M&J K B Limited Partnership, M&J K Dream Limited Partnership, the JK Annuity Trust, the MK Annuity Trust, the Katzenberg 1994 Irrevocable Trust, DG-DW, L.P., Jeffrey Katzenberg and David Geffen, dated
      , 2004 (the "Class B Stockholder Agreement"), (v) the Restated Certificate
of Incorporation of DWA, dated       , 2004, (vi) the By-Laws of DWA, dated
      , 2004, (vii) the Seventh Amended and Restated Limited Liability Company
Agreement of Dreamworks L.L.C., dated       , 2004, (viii) the Limited Liability
Limited Partnership Agreement of [Holdco] LLLP, dated       , 2004, (ix) the
Formation Agreement among DWA, Dreamworks L.L.C., [Holdco] LLLP and the
Stockholders and certain other persons, dated       , 2004 (the "Formation
Agreement"), (x) the Registration Rights Agreement among DWA, [Holdco LLLP], M&J K B Limited Partnership, M&J K Dream Limited Partnership, DG-DW, L.P., DW LIPS,
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L.P., DW Investment II, Inc. and certain other persons, dated       , 2004 (the
"Registration Rights Agreement") and (xi) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

            In addition, we have assumed that, as of the date hereof and at the time of the transactions described in the Form S-1, (i) the representations made in the above-listed documents as well as in the Form S-1 are true, correct and complete, (ii) the statements set forth in the above-listed documents as well as in the Form S-1, including the manner in which each of the transactions is described therein, are true, correct and complete, (iii) any representations made in the above-listed documents and in the Form S-1 "to the best knowledge of", qualified by materiality or any similar qualification are true, correct and complete without such qualification and (iv) each of the transactions described in the above-listed documents and the Form S-1 will be consummated in the manner contemplated therein. If any of our assumptions is untrue, our opinion as expressed below may be adversely affected and may not be relied upon.

            Our opinions are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined and the facts and assumptions set forth herein. Our opinions cannot be relied upon if any of the material facts stated in those documents or assumptions are, or later become, inaccurate or if there is a material change in applicable law. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Our opinions are limited to the U.S. Federal income tax matters specifically covered in this opinion, and we have not been asked to address, nor have we addressed, any other tax consequences associated with the transactions described in this letter.

            Based upon the foregoing, we are of opinion that, for U.S. Federal income tax purposes:

            a) Holders of common stock of PDI (the "PDI Stock") will not recognize any income, gain or loss in connection with the exchange of their PDI Stock for Class A Common Stock pursuant to the Merger.

            b) The aggregate basis of the Class A Common Stock received by each holder of PDI Stock in the Merger will equal such holder's basis in the PDI Stock with respect to which the Class A Common Stock was received.

            c) The holding period for the Class A Common Stock received by a holder of PDI Stock in the Merger will include its holding period for the PDI Stock with respect to which the Class A Common Stock was received, provided that such PDI Stock was held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended) by such holder.
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            This opinion is being provided solely for the benefit of PDI and its shareholders. No other person or party shall be entitled to rely on this opinion.


                                       Very truly yours,


                                       CRAVATH, SWAINE & MOORE LLP


Pacific Data Images, Inc.
   1800 Seaport Blvd.
      Redwood City, CA 94063

9NS